Exhibit 99.1

Contact:
Sean McHugh Vice President Investor Relations & Treasury
(404) 745-2889

Carter’s, Inc. Announces Pricing of

$400,000,000 Senior Notes Offering

ATLANTA, August 8, 2013 – Carter’s, Inc. (“Carter’s”) (NYSE:CRI) today announced that its wholly-owned subsidiary, The William Carter Company (the “Company”), has priced an offering of $400,000,000 aggregate principal amount of 5.25% Senior Notes due 2021. The notes were priced at par. The offering is expected to close on August 12, 2013, subject to customary closing conditions.

This Notes offering reflects Carter’s efforts to improve its capital structure. Carter’s intends to utilize the proceeds of the notes offering to return capital to shareholders through share repurchases and/or dividends, and for general corporate purposes.

The Notes are being offered and sold to “qualified institutional buyers” in the United States pursuant to Rule 144A under the Securities Act of 1933 (as amended, the “Securities Act”) and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered for sale under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Language

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the closing of the offering and application of the net proceeds. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include: the Company may not complete the Offering and the Company’s management will have discretion to use the proceeds from the Offering and may determine not to use the proceeds as set forth above. Carter’s undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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